STANDARD FEES FOR NON-MANAGEMENT DIRECTORS

(Effective Year 2007)

Annual Retainer:		35,000

Additional Committee Chairperson Retainers

	Audit Committee:	$15,000

	Compensation Committee:	$10,000

	Nominating/Corporate Governance:	$10,000

	Lead Independent Director:	$10,000

Meeting Fee**:		$1,500 ($2,500 for the Chairperson)

Restricted Stock Unit Award:		1,400 shares vesting on the date preceeding the next annual meeting of shareholders

Annual Stock Option Grant:

	Number of Underlying Shares:	5,000 share

	Exercise Price:	FMV on Annual Meeting Date

	Term:	10 years

	Vesting:	Date preceding the next annual meeting of shareholders

	Termination:	Three years from termination of service as a director
**	Applies to all Board meetings and all meetings of any committee established by the Board unless the Board authorizes a different fee structure for such committee.